As filed with the Securities and Exchange Commission on July 14, 2023

Registration No. 333-74276

Registration No. 333-85522

Registration No. 333-135652

Registration No. 333-141238

Registration No. 333-143425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Registration No. 333-74276

Post-Effective Amendment No. 1 to Registration No. 333-85522

Post-Effective Amendment No. 1 to Registration No. 333-135652

Post-Effective Amendment No. 1 to Registration No. 333-141238

Post-Effective Amendment No. 1 to Registration No. 333-143425

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0174996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Blair, Esq.

Vice President, General Counsel and Secretary

Viasat, Inc.

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Viasat, Inc. (the “Company”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-74276, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 30, 2001, which was subsequently amended by Pre-Effective Amendment No. 1 to Form S-3, which was filed with the SEC on December 19, 2001, and Pre-Effective Amendment No. 2 to Form S-3, which was filed on December 20, 2001, registering the offer and sale of up to 538,217 shares of the Company’s common stock $0.0001 par value per share (“Common Stock”) by the selling stockholders named therein;

•	Registration Statement No. 333-85522, filed with the SEC on April 4, 2002, registering the offer and sale of up to 407,117 shares of Common Stock by the selling stockholders named therein;

•	Registration Statement No. 333-135652, filed with the SEC on July 7, 2006, registering the offer and sale of up to 744,104 shares of Common Stock by the selling stockholders named therein;

•	Registration Statement No. 333-141238, filed with the SEC on March 12, 2007, registering the offer and sale of up to 437,564 shares of Common Stock by the selling stockholders named therein; and

•	Registration Statement No. 333-143425, filed with the SEC on May 31, 2007, registering the offer and sale of up to 170,763 shares of Common Stock by the selling stockholders named therein.

This Post-Effective Amendment is being filed by the Company to (i) terminate all offerings under the Registration Statements and (ii) withdraw and deregister any and all of the securities registered for issuance on the Registration Statements but remaining unsold as of the date hereof.

The Company hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offerings, hereby removes from registration any and all of such securities registered and remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on July 14, 2023.

VIASAT, INC.

By:	/s/ MARK DANKBERG
Mark Dankberg
Chairman of the Board and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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